Hoku Announces Arrival of First Polysilicon Reactors in Pocatello; Provides Update on Project Progress and Financing

POCATELLO, ID, Jan 14, 2009 -- Hoku Materials, Inc., a wholly owned subsidiary of Hoku Scientific, Inc. (NASDAQ: HOKU), today announced the arrival of the first shipment of Siemens-process reactors, key equipment used in the production of polysilicon, at the company’s facility in Pocatello, Idaho. Hoku reported it had received six such polysilicon reactors at its project site, and that the first two polysilicon reactors have already been assembled and installed on the production floor. The reactors, which were manufactured in Germany by GEC/MSA, are the first units to arrive in Pocatello out of a planned total order of 28. Hoku had expected to receive the reactors in December 2008, but reported that their delivery had been affected by unusually heavy winter weather on the U.S. west coast and the customs process. The next shipment of ten polysilicon reactors and related equipment is planned to arrive at Hoku’s facility in March 2009.

“The arrival of the first polysilicon reactors in Pocatello marks a very significant milestone in our polysilicon project,” said Dustin Shindo, chairman and chief executive officer of Hoku Scientific. “These polysilicon reactors are the most critical individual components in our planned production process, and are among the longest lead-time equipment on our procurement schedule.”

Hoku also noted that, as of the beginning of January 2009, construction of the plant was proceeding according to schedule, with continuing progress on the polysilicon reactor building, the vent gas recovery system, post-processing facilities and key infrastructure components, including the electrical substation.

In light of its recently announced contract amendment with Jinko Solar (formerly Kinko Energy), Hoku provided a general update on its project progress and financing. The company noted that it had received a total of $106 million in customer prepayments, and that all of its customers were now current on their prepayment obligations, except for Wealthy Rise International, Ltd. (Solargiga).  Solargiga was to have paid Hoku $43 million of its total $68 million prepayment commitment by the end of calendar year 2008, but Hoku confirmed Solargiga had not yet fulfilled this obligation.

“We are keenly aware of the challenges created by the current international financial market conditions and know that companies throughout the solar value chain have been deeply affected,” said Mr. Shindo. “To address this additional risk, we are working closely with our customers to strengthen our existing partnerships. We also continue to carefully and conservatively manage our cash. Together, these strategies are allowing us to continue building our polysilicon plant on a schedule that is expected to meet our customer shipment requirements, despite significant macroeconomic turbulence.”

“As evidenced by our amended contract with Jinko Solar, we remain fully committed to our current partners,” Mr. Shindo said. “We are willing to continue working with Solargiga to find a way to move the engagement forward, but our first priority is to ensure that we are able to fulfill our product delivery obligations to all of our other customers. As a result, we are considering all options afforded us through our take-or-pay contract with Solargiga, including unilateral resale of their allocated capacity, among other potential remedies.”

Including the revised prepayment schedule in the Jinko Solar contract amendment, a total default by Solargiga would cause a net reduction of $90 million in Hoku’s current customer prepayment commitments as compared to September 30, 2008. This would reduce Hoku’s aggregate customer prepayment commitments from a total of $306 million to $216 million, which would reduce the cash available for construction of Hoku’s polysilicon plant.

Commenting on this possibility, Mr. Shindo said, “Notwithstanding the Jinko amendment and Solargiga’s continuing failure to make their prepayments, we believe that we remain on track to meet our delivery obligations to our current customers.  We expect to resell any recaptured polysilicon capacity, and we are currently engaged in active discussions with prospective customers.  We recognize that receipt of the prepayments associated with any new polysilicon contracts could be several months later than previously expected,” Mr. Shindo continued. “As a result, if needed, we could reduce and/or delay our planned capital expenditures.”

Hoku stated that it believes it could defer approximately $40 million in capital expenditures by delaying construction of its on-site tricholorosilane (TCS) production facility. The company stated it is in negotiations with third party TCS producers for a TCS supply contract to enable Hoku to execute on this strategy, if necessary.  Hoku acknowledged that the procurement of third-party TCS would result in an increase in its near term cost of goods sold (COGS).  In such a case, Hoku could consider building TCS capacity at a later point in time.

Hoku noted that, depending on factors such as contract resolution with Solargiga and the timing of resale of Jinko Solar’s recaptured capacity, the size of additional prepayments by new polysilicon customers, and any decisions to purchase TCS, the amount of additional funding for construction of its polysilicon plant could range from $3 million up to $83 million.  Hoku intends to use a combination of debt and/or equity to meet any additional funding needs, as shown below in Table 1 – Hoku Sources and Uses.

	As of September 30, 2008 (Plant effectively sold out at 4,000 metric ton level)	As of today (Reflects Jinko revision; Solargiga uncertainty)	Expected case (Reflects resale of capacity & other assumptions)	Contingency plan (Same as Expected case but includes CAPEX reduction)
Sources (USD millions)
Customer deposits received	$48	$106	$106	$106
Customer deposits expected	$258	$110	$200-$160	$200-$160
Hoku equity	$41	$41	$41	$41
Hoku additional financing (debt/equity)	$43	$133	$43 - $83	$3 - $43
Total Sources	$390	$390	$390	~$350
Uses (USD millions)
Plant Construction Costs (estimated)	$390	$390	$390	~$350
Table 1 - Hoku Sources & Uses

Mr. Shindo concluded, “Considering our ability to manage our capital expenditures, we are in a good position to be selective and flexible about the timing and method of completing our plant financing. In the meantime, we are navigating the current financial challenges with careful planning and conservative cash management.  We remain confident in our ability to produce polysilicon in the first half of calendar year 2009, and to deliver polysilicon to our current customers according to the terms of our agreements with them.”

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market, and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets, sells, and installs turnkey photovoltaic systems in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokucorp.com.

Hoku ®, Hoku Scientific ®, Hoku Solar™ and Hoku Fuel Cells™ are trademarks of Hoku Scientific, Inc., and Hoku Materials™ is a trademark of Hoku Materials, Inc.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to the timing and amount of financing Hoku Scientific and Hoku Materials will need to raise to complete the engineering, procurement, and construction of Hoku Materials’s planned polysilicon production plant; Hoku Materials’s ability to sign polysilicon supply agreements with new customers, and to receive prepayments from these new customers; Hoku Materials's ability to successfully derive revenues from the sale of polysilicon to its existing customers; the timing of when Hoku Materials expects to receive an aggregate of $110 million in additional prepayments from its existing contracted customers; the ability of Hoku Materials to engineer and construct a production plant for polysilicon; the timing and amount of capital expenditures for the engineering, procurement and construction of its polysilicon production plant, including the adjustment of said capital expenditures that may be required to delay the project to account for funding shortfalls, and the timing of when Hoku Materials is required to make cash payments towards the construction of its planned polysilicon plant; the amount of additional funding or equity that Hoku may be required to commit to the project; Hoku Materials’s ability to purchase trichlorosilane (TCS) from a third party, to produce polysilicon from third party TCS, the impact this may have on its gross margins, and the expected amount of capital expenditures that may be delayed if Hoku Materials purchases third party TCS; any decision that Hoku Materials may make to build TCS production facilities at a later date; Hoku Materials’s ability to produce polysilicon at 4,000 metric tons per year; Hoku Materials’s plans to sell recaptured capacity from its amended polysilicon supply agreement with Jinko Solar; Hoku Materials’s ability to resolve ongoing contract discussions with Solargiga; Hoku Materials’s ability to replace Solargiga’s prepayment commitments by reselling Solargiga’s reserved polysilicon capacity, if required; its ability to produce polysilicon in the first half of calendar year 2009; its ability to meet the delivery schedule in its agreements with its existing customers; Hoku Scientific's future financial performance; its business strategies and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku Scientific's actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific's respective filings with the Securities and Exchange Commission, as applicable. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information contact:

Hoku Scientific, Inc.
808-682-7800
ir@hokucorp.com